                                                                Exhibit 10.16(b)


                               SUBLEASE AGREEMENT


      This Sublease Agreement ("Sublease") is entered into by and between The Alexander Group, Inc., a New York corporation ("Alexander") and Integrated Physician Networks Inc., a Delaware corporation ("Integrated") as of the 18th day of May, 1996.

      The parties agree as follows:

      1. Alexander hereby subleases to Integrated, and Integrated hereby subleases from Alexander, subject to all of the provisions of this sublease and the Lease (as defined below), those certain premises (the "Premises") depicted on Exhibit A attached hereto, consisting of approximately 1,098 rentable square feet (967 usable square feet) located in the building at 8777 North Gainey Center Drive, Scottsdale, Arizona 85258, which is a portion of the premises leased by Alexander pursuant to that certain Gainey Ranch Corporate Center Office Lease having a commencement date of September 18, 1992 and that certain Addendum to Lease for Parking Purposes, Gainey Ranch Corporate Center Rules and Regulations, Third Addendum to Lease, Forth Addendum, and Fifth Addendum to Lease (as amended and supplemented, the "Lease"), between Alexander and the landlord ("Landlord") of the Premises. This Sublease includes up to a maximum of 4 of Alexander's covered parking spaces pursuant to the Lease; any additional parking requested or required by or with respect to Integrated shall be at Landlord's then current rate and conditions and subject to availability. Integrated shall have no right to use any portion of Alexander's premises not specifically subject to this Sublease.

      2. This Sublease is subject to the consent of the Landlord. If the parties cannot obtain the consent of the Landlord to this Sublease after good faith efforts to do so, then either party must terminate this Sublease by notice to the other party and neither party shall thereafter have any obligation or liability under this Sublease.

      3. This Sublease is subject in all respects to the Lease. Integrated has only the right to occupy the Premises and such other rights under the Lease as are specifically assigned to Integrated hereunder. All rights not specifically assigned to Integrated under this Sublease are reserved to Alexander.

      4. The term of this Sublease shall commence on or before June 15, 1996 (the "Sublease Commencement Date") and shall expire on the day immediately preceding the first anniversary of the Sublease Commencement Date. Thereafter, this Sublease shall continue in effect as a month to month tenancy until the earlier of the following dates: (i) fifteen (15) days after either party notifies the other party of termination, which notice Alexander agrees it will give to Integrated only if Alexander in good faith desires to use the Premises in the conduct of Alexander's business; or (ii) December 16, 1997; or (iii) upon earlier expiration or termination of the Lease for any reason or the Landlord's relocation of Alexander to other premises. Alexander has no obligation of any kind to extend or renew the term of the Lease or to extend or renew this Sublease beyond December 16, 1997.

      5. The annual Sublease rent shall be $18,000.00, payable to Alexander in advance in monthly installments of $1,500.00. The monthly rent during any month to month tenancy shall be $1,500.00. The first and last monthly installments in advance are due on or before the Sublease Commencement Date. The Sublease rent shall be prorated for any partial month or partial year of the Sublease term.

      6. Upon execution hereof, Integrated shall pay all costs of the improvements necessary to prepare the premises for its occupancy, including all improvements within and without the Premises, currently estimated by the parties to be approximately $7,800.00 as set forth on Exhibit B attached hereto. Integrated shall pay any additional or other costs associated with improvements necessary to prepare the premises for its occupancy, regardless of whether the improvements are identified on Exhibit B or the costs vary from the estimate set forth on Exhibit B. With the exception of such improvements, Integrated hereby accepts the Premises in completely "as is" condition. Integrated's moving costs, the costs of any installation and wiring of computers, telephones, new locks and other equipment and any other costs of any kind related to Integrated's occupation of the Premises shall be at Integrated's sole expense. Any modifications or alterations to the Premises or Alexander's remaining premises made in connection with Sublease and not described on Exhibit B shall require prior written approval of Alexander and Landlord. Integrated shall bear any other costs related to the Premises that Alexander would otherwise be responsible for under the Lease, except that Alexander shall be responsible for paying the monthly installments of rent to the Landlord under the Lease for the

Premises and the remainder of the premises that are subject to the Lease, including the differential between the rent Alexander receives from Integrated under this Sublease and the rent Alexander owes the Landlord under the Lease.

      7. Integrated shall maintain the Premises in good, clean and safe condition and shall promptly repair any damage thereto at Integrated's expense. Upon the expiration or termination of this Sublease, Integrated shall leave the Premises in a condition that is at least as good, clean, safe and ready for occupancy as on the Sublease Commencement Date (excepting only ordinary wear and use), and Integrated shall arrange and pay for any repairs or cleaning required by Landlord due to obligations under the Lease, or by Alexander to restore Alexander's furniture or other improvements to their condition and location as of the Sublease Commencement Date, at Integrated's sole expense. The parties acknowledge that the Premises are currently in a condition acceptable to Landlord. Therefore, any expense of any kind necessary to restore the Premises to a condition required under the Lease, and acceptable to Landlord at the expiration or termination of this Sublease or thereafter, including without limitation cleaning, repairs or removal of modifications, as well as, upon Landlord's request, returning the Premises and Alexander's remaining premises back to one suite per the Lease (i.e., removal of the wall described on Exhibit B separating the Premises from the remainder of Alexander's premises and removal of the door at the corridor described on Exhibit B and replacing it with standard corridor wall), shall be at Integrated's sole expense. Integrated shall promptly and directly incur or pay all expenses that are Integrated's obligation under this Sublease.

      8. Rental payments under this Sublease shall be due on the first day of each month, in advance. If any payment is not received in full by Alexander within five (5) days after the date it is due, a late charge of 5% of the payment shall be immediately due and payable. If any payment is not received in full by Alexander within fifteen (15) days after the date it is due, then Alexander shall additionally be entitled to terminate this Sublease upon fifteen
(15) days written notice to Integrated and/or shall be entitled to all other rights and remedies available to Alexander under applicable law. All rights and remedies of Alexander under this Sublease shall be cumulative and not exclusive.

      9. Integrated shall not make any modifications to the Premises without the prior written consent of Landlord and

Alexander, and any such permitted modification, together with any restoration thereof at the expiration of this Sublease, shall be at Integrated's sole expense. Any cleaning, re-keying or other services or expenses of any kind desired or used by Integrated, other than the basic services provided by the Landlord at no extra charge to Alexander or Integrated pursuant to the Lease, shall be at the sole expense of Integrated. Integrated shall be entitled to make ordinary office use of Alexander's furniture, telephone and computer conduit and other improvements in the Premises during the term of this Sublease; provided, however, that Integrated shall obtain the prior written consent of Alexander before moving, altering or modifying any of same. All such furniture and improvements shall remain the sole property of Alexander, and Integrated shall not remove any of same from the Premise.

      10. Without limiting any other provision of this Sublease, Integrated hereby assumes and agrees to perform all of the obligations of Alexander under the Lease during the term of this Sublease with respect to the Premises, except as otherwise specifically provided herein. Alexander shall have the right but not the obligation to cure any breach of the Lease by Integrated at Integrated's expense after reasonable (but not more than ten (10) day advance) written notice to Integrated, and to enter the Premises after prior notice to Integrated if reasonably necessary in connection with any such cure.

      11. In the event suit is brought (or arbitration instituted) or an attorney is retained by either party to enforce the terms of this Sublease or to collect any money due hereunder or to collect money damages for breach hereof, the prevailing party shall be entitled to recover reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

      12. Each of the parties represents and warrants to the other party that this Sublease has been duly authorized by all necessary action and that this Sublease constitutes and will constitute a binding obligation of each such party, and that this Sublease had been duly and validly executed on behalf of such party.

      13. This Sublease shall not be assignable by Integrated without Alexander's prior written consent, which consent may be withheld in Alexander's sole discretion, and any purported assignment of all or any portion of Integrated's interest in this Sublease without such consent shall be void.

      14. Each party agrees to indemnify the other party and hold it harmless from and against all liabilities, losses, claims, damages, costs and expenses (including attorneys' fees) arising from or related directly or indirectly to the breach by such indemnifying party of any obligation to the other party hereunder or the inaccuracy of any representation or warranty made by such indemnifying party to the other party herein.

EXECUTED as of the date first written above.

THE ALEXANDER GROUP, INC.,
a New York corporation


By:______________________________

Printed name:____________________
Its______________________________


INTEGRATED PHYSICIAN NETWORKS INC.,
a ________________ corporation


By:______________________________

Printed name:_____________________
Its_______________________________

                               LANDLORD'S CONSENT

      Nationwide Life Insurance Company, an Ohio corporation, as Landlord under the Lease identified in this Sublease Agreement, hereby (i) consents to this Sublease, (ii) consents to the tenant improvements described herein, and (iii) agrees that numbered paragraph 52 of the Third Addendum to Lease remains in effect notwithstanding clause (iv) of said paragraph, provided Alexander covenants and agrees Alexander will remain fully liable to the Landlord for all of the obligations set forth in said Lease, as well as for, upon Landlord's request, returning the Premises and Alexander's remaining premises back to one suite per the Lease (i.e., removal of the wall described on Exhibit B separating the Premises from the remainder of Alexander's premises and removal of the door at the corridor described on Exhibit B and replacing it with Standard corridor wall). Alexander's covenant and agreement is signified by Alexander's execution of this Sublease.



By:_______________________________

Printed name:_____________________
Its________________________________




                                                                         5/17/96